Exhibit 10.9

Amended and Restated Employment Agreement

This Employment Agreement (the “Agreement”), originally effective as of the Effective Date (as defined in Section 2(b)) and amended and restated in its entirety as of March 21, 2007, is made by and between RHI Entertainment Limited whose registered address is situated at College House, 272 Kings Road, London SW3 5AW (company no. 03173996) (“the Company”), a limited company registered under the laws of the United Kingdom (together with any successor thereto, the “Company”), and Joel Denton whose address is Old Essex House, Station Road, London SW 13 OLW (the “Executive”).

1. Definitions. In this Agreement unless the context otherwise requires, the following expressions shall have the following respective meanings:

(a) “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(b) “Board” shall mean the Board of Directors of RHI Entertainment, LLC.

(c) “Company” shall have the meaning set forth in the preamble hereto, except as otherwise provided in Section 6(g).

(d) “Effective Date” shall have the meaning set forth in Section 2(b).

(e) “Executive” shall have the meaning set forth in the preamble hereto.

(f) “Term” shall have the meaning set forth in Section 2(b).

2. Employment

(a) In General. The Company shall employ the Executive and the Executive shall be employed by the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(d), and upon the other terms and conditions herein provided.

(b) Term of Employment. The term of employment under this Agreement (the “Term”) shall be for the period beginning on January 12, 2006 (the “Effective Date”) and ending on the third anniversary thereof, (unless earlier terminated as provided in Section 4) and this Agreement shall continue thereafter subject to either party giving to the other not less than six months notice in writing.

(c) Continuous Employment. The Executive’s period of continuous employment with the Company (or a predecessor thereto) commenced on September 30, 1995.

(d) Position and Duties. During the Term, the Executive: (i) shall serve as President, Production and Distribution for RHI Entertainment Distribution, LLC, and shall be responsible for worldwide television productions, co-productions and acquisitions entered into under the RHI Entertainment distribution umbrella and for the maximization of sales, through the pro-active management of the sales team to broadcast video and other media on a worldwide basis for all new and library RHI Entertainment programming; (ii) shall report directly to the COO and CEO; (iii) shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Board from time to time.

(e) Place of Work. The Executive’s place of work will be at the Company’s office at RHI Entertainment Limited at College House, 272 Kings Road, London SW3 5AW but the Company may occasionally require the Executive to work at any place within the United Kingdom or overseas on a temporary basis. The Executive’s office base may change from time to time within London, in accordance with the needs of the business. The Executive will not be required to be absent from the United Kingdom for a period exceeding one (1) month at any one time.

(f) Working Time Regulations. The parties agree that the Executive has autonomous decision making powers and the duration of his working time is not measured or pre-determined.

3. Compensation and Related Matters

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary (the “Annual Base Salary”) at a rate of £525,000 per annum with effect from January 12, 2006 increasing to a rate of £550,000 per annum with effect from January 12, 2007 and a rate of £580,000 per annum with effect from January 12, 2008. The Annual Base Salary shall be payable by equal monthly instalments in accordance with the customary payroll practices of the Company and will be paid after deduction of all taxes and national insurance contributions. For the purposes of the Employment Rights Act 1996, sections 13-27, the Executive agrees that the Company may deduct from the Executive’s remuneration any sums due from the Executive to the Company including, without limitation, any overpayments, loans or advances made by the Executive to the Company.

(b) Benefits. During the Term, the Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect which are applicable to the senior officers of the Company.

(c) Holiday. During the Term, the Executive shall be entitled to not less than four weeks paid holiday per calendar year (in addition to bank holidays) in accordance with the Company’s applicable policies and procedures. If the Executive’s employment begins or ends part way through the holiday year the holiday entitlement for that year will be assessed on a pro rata basis.. On termination of the Executive’s employment, the Company may require the Executive to take unused holiday during his notice period. Holiday must be taken at times agreed by the Company.

(d) Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the

Company in accordance with the Company’s applicable expense reimbursement policies and procedures and consistent with past practices as applied to the Executive.

(e) Discretionary Bonuses. The Board, in its sole discretion, may award the Executive additional annual or other bonuses during the Term; provided, however, that in no event shall any such additional discretionary bonus be contingent or based on the profits of the Company or any affiliate thereof. Instead, the factors considered in connection with any such additional discretionary bonus shall be based upon the personal performance of the Executive and may include, but not be limited to: (i) achieving cash collection goals by the end of year in major territories (including but not limited to Germany, the United Kingdom, France, Italy, Spain, Australia and Japan, together, the “Major Territories”); (ii) achieving sales goals, based on both dollar (but not profitability) and volume, in the Major Territories; and (iii) business development goals for expansion into new and underserved markets.

(f) Automobile. During the Term, the Executive shall be entitled to an automobile allowance of £9,500 per annum (the “Allowance”). The Company shall be entitled to make such deductions from the Allowance as required or permitted by law in respect of income tax, national insurance contributions and any other relevant deductions. The Allowance shall be subject to increase in the discretion of the Company.

(g) Pension. During the Term, the Company shall contribute an amount equal to 7% of the Executive’s Annual Base Salary to an approved personal pension plan on the Executive’s behalf. A contracting-out certificate under the Pension Schemes Act 1993 is not in force in respect of the Executive’s employment.

(h) Permanent Health Insurance. Without prejudice to the Company’s rights under Section 4, during the Term, after six consecutive months of illness, the Executive shall be entitled to be covered by the Company Permanent Health Insurance Scheme, which pays 75% of net pay (subject to a maximum benefit set by the insurer of £300,000 per year).

(i) Life Assurance. During the Term, the Executive shall be covered under the Company’s Life Assurance Scheme.

(j) Private Medical Insurance. During the Term, the Executive and his wife and children shall be entitled to participate in the Company’s private health scheme upon request, pursuant to the Company’s applicable policies and procedures.

(k) Sick Leave. During the Term, the Executive shall be entitled to paid sick leave in accordance with the terms of the Sick Pay Scheme set forth in the Schedule to this Agreement.

(l) Entitlement to Benefits. If the Executive is entitled to participate in any benefit plan, or program, the entitlement to participate is in accordance with the terms and conditions of the relevant benefit, plan or program as they may exist from time to time. The Company may vary or withdraw such benefit, plan or program in its absolute discretion. If the Company withdraws any benefit, plan or program it will be replaced with a broadly equivalent benefit, plan or program unless the reason for the withdrawal is because the medical condition of the Executive, his wife or his children has made the cost of providing the benefit, plan or program materially more expensive.

(m) Director’s and Officer’s Policy. The Company shall ensure it maintains cover for the Executive under an appropriate Director’s and Officer’s policy for directors and officers in respect of all directorships held by the Executive by virtue of his employment including, without limitation, the Company, RHL Films Productions Limited, and Beechmon Limited. The Company shall ensure that the Executive is covered for all claims arising in respect of the term of the Executive’s employment/directorship on a “claims made” basis.

4. Termination.

(a) The Executive’s employment may be terminated at any time after January 12, 2009 by not less than six month’s previous notice in writing to that effect being given by either the Company or the Executive. Written notice of termination may be given in advance of January 12, 2009, but in no event shall a termination of employment by the Company pursuant to this Section 4(a) be effective prior to January 12, 2009. The Company shall be entitled in its sole discretion to terminate the Executive’s employment with immediate effect by making payment to the Executive in lieu of notice in an amount equal to the amount the Executive would have received under this Agreement had the Executive’s employment continued through the later of January 12, 2009 or the end of any subsequent six month period. For the avoidance of doubt, such amount shall include in addition to Annual Base Salary, the pro rata Allowance pursuant to Section 3(f) and pension contribution pursuant to Section 3(g), and notwithstanding such termination, the Executive will remain eligible during such six month period to participate in any Company health and welfare benefits to the extent otherwise eligible under the Agreement.

(b) Notwithstanding the foregoing, the Company may terminate this Agreement with immediate effect by written notice at any time, if, in the reasonable opinion of the COO, (i) the Executive fails or neglects efficiently and diligently to discharge his duties (the “Failure”) (ii) is guilty of any serious or material repeated breach of the Executive’s obligations under this Agreement, or (iii) the Executive is guilty of serious misconduct or any other conduct which materially affects, or is likely to materially affect the interests of the Company or any of its subsidiaries or affiliated companies or is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed). If the Company terminates this Agreement under Section 4 (b) (i), the Executive will be paid either the remainder of the salary and benefits due until the third anniversary of the Effective Date (“Third Anniversary”) if the termination occurs before the Third Anniversary or six months’ salary and benefits if the termination occurs after the Third Anniversary. It is acknowledged by the Company that the termination made under Section 4 (b) (i) shall not be as a result of a breach of contract by the Company. If the Company terminates this Agreement under Section 4 (b) (ii) or (iii) the Executive will receive neither the remainder of the salary due until the Third

Anniversary (other than accrued salary and benefits to the date of termination) nor a payment lieu of notice.

(c) The Company has the right to suspend any or all of the Executive’s duties and powers during any period after notice of termination has been given by the Company or the Executive. The Company may during the whole or any part of any notice period require the Executive not to attend work and/or require the Executive to perform such alternative duties at such locations as the Company may require, provided that such alternative duties are commensurate with the Executive’s seniority and position in the Company. For the avoidance of doubt, there is no obligation on the Company to provide the Executive with any work during any period of notice and the Executive will not be entitled to work on his own account or on account of any other person, firm or company during that period. At any time during such period, at the Company’s request, the Executive shall immediately resign, without claim for compensation for loss of office, as a director of the Company or any of its affiliates.

(d) The Executive may terminate this Agreement with immediate effect by written notice if the Company is in material breach of any provision of this Agreement, in which case, the Company shall make a payment to the Executive in lieu of notice in an amount equal to the amount the Executive would have received under this Agreement had the Executive’s employment continued for the Term. For the avoidance of doubt, such amount shall include in addition to Annual Base Salary pro rata, the pro rata Allowance pursuant to Section 3(f) and pension contribution pursuant to Section 3(g), and notwithstanding such termination, the Executive will remain eligible during the remainder of the Term to participate in any Company health and welfare benefits to the extent otherwise eligible under the Agreement.

5. Change of control

(a) If at any time during the Term there is a Change of Control and as a direct result of the Change of Control and within twelve months following the Change of Control, Robert Halmi, Jr. resigns or is terminated for no cause as CEO of RHI Entertainment, LLC (the “Resignation”), the Executive shall, during the period of ten business days after the Resignation, be entitled to resign from the Company and receive a lump sum payment equal to (i) the remainder of the salary due until the Third Anniversary if the Change of Control occurs before the Third Anniversary (but the lump sum payment will not be less than six months’ salary) or (ii) six months’ salary if the Change of Control occurs after the Third Anniversary. The lump sum payment will be paid by the Company within twenty business days after the end of the Term and will be paid net of all taxes and national insurance contributions and any other payments due by the Executive to the Company.

(b) Change of Control for the purposes of this Section 5 shall mean a change in beneficial ownership or control of RHI Entertainment, LLC effected through a transaction or series of transactions (other than an offering of common stock or equity to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than RHI Entertainment, LLC, Kelso & Company L.P., or any of their respective affiliates, or any employee benefit plan maintained by RHI Entertainment, LLC or any of its subsidiaries), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of RHI Entertainment, LLC possessing more than 50% of the total combined voting power of RHI Entertainment, LLC’s securities outstanding immediately after such acquisition.

6. Restrictive Covenants.

(a) Confidentiality. The Executive agrees that he will not during the Term or thereafter divulge to anyone (other than the Company or any persons designated by the Company) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as ideas, proposals, plans, scripts, treatments and formats described in Section 6(b) below. The Executive further agrees that he will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of the Executive’s duties hereunder) without the prior written consent of the Company. This provision does not apply to information which becomes available publicly without the fault of the Executive or information which the Executive is required to disclose in legal proceedings, provided the Executive gives advance written notice to the Board and an opportunity to for the Company to resist such disclosure.

(b) Intellectual Property. During the Term, the Executive will disclose to the Company all ideas, proposals, plans, scripts, treatments, and formats invented or developed by the Executive which relate directly or indirectly to the business of the Company or any of its subsidiaries or affiliates including, without limitation, any ideas, proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. The Executive agrees that all such ideas, proposals, plans, scripts, treatments, and formats are and will be the property of the Company. The Executive further agrees, at the Company’s request, to do whatever is reasonably necessary or desirable to secure for the Company the rights to said ideas, proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to the Company.

(c) Competitive Business Restrictions. During the Term, the Executive shall not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavour which would or might interfere with any of his duties or obligations hereunder or which is competitive with or similar to the business of the Company or any of its subsidiaries or affiliates, including but not limited to any business related to the production, distribution or other exploitation of made for television movies or miniseries or the ownership, management, production, distribution or any other exploitation of any other audiovisual or theatrical materials. Notwithstanding the foregoing, the Executive shall have the right to own up to five percent (5%) of the shares of any publicly traded company in the entertainment business.

(d) Non-Solicitation. The Executive further agrees that during the Term and for a period of one year thereafter, the Executive will not employ or attempt to employ or assist anyone else to employ any person who is, as of the date of termination, involved in international or domestic program distribution who has a function that is not purely administrative for or rendering services as such to the Company (e.g., this prohibition does not apply to anyone who is a short term employee engaged by the Company specifically to work on the development or production of a particular motion picture, television or other audiovisual property).

(e) Non-Compete. In consideration of the Company’s agreements herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive agrees, in addition to any other obligation imposed by this Section 6, that he will not, during the period beginning on the date of termination and ending on the three month anniversary thereof (the “Non-Compete Period”), engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which is competitive with or similar to any business of the Company (including without limitation any business related to the production, distribution or other exploitation of made for television movies or miniseries), or any business which as of the date of termination is contemplated by the Company and has been formally considered by the Board at a meeting in either case in respect of which he was materially involved during the last 12 months of his employment with the Company (any such business or endeavor, a “Competitive Business”), anywhere in the world. The Executive specifically acknowledges that he is of special, unique and extraordinary value to the Company because of, inter alia, his personal relationships with performers, producers, writers, directors, creative sources, and distributors; that if he were to leave the Company and compete with it, the Company’s value would be materially diminished; that as a key executive of the Company, he has access to all confidential information, trade secrets, and the like, of the Company; that he has independent means of supporting himself and his family; and that in view of the foregoing, the restrictions imposed by this Section 6(e) are reasonably necessary to protect the Company against unfair competition by the Executive and are not unduly burdensome to the Executive. Furthermore, notwithstanding any other provision of this Section 6(e), if the Company fails to make any payment to the Executive pursuant to Section 4 and the Executive notifies the Company of such failure in accordance with the notice provisions set forth in Section 11, then the Non-Compete Period shall expire after the third business day following the date the Company receives such notice from the Executive, but only if the Company has not cured the failure during the three-business day period following the Company’s receipt of such notice.

(f) Non-Disparagement. The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, at any time during or after his employment has terminated. This Section 6(f) shall not apply in relation to statements made during litigation or tribunal proceedings which have been brought by either the Executive or the Company against either the Executive or the Company.

(g) Interpretation. In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. As used in this Section 6, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries or affiliates. The Executive’s obligations under this Section 6 (including without limitation the Executive’s obligations under Section 6(b)) will survive the termination of the Executive’s employment.

(h) If the Company suspends any of the Executive’s duties under Section 4(c) during any period after notice of termination has been given by the Company or the Executive, the period of suspension will be deducted from the period during which the restrictions in Section 6(d) and 6(e) will apply after the Executive’s employment has terminated.

7. Collective Agreements. There are no collective agreements applicable to the Executive or which affect the terms of the Executive’s employment.

8. Grievance and Disciplinary Matters.

(a) The Company deals with disciplinary, dismissal and grievance matters in accordance with its disciplinary, dismissal and grievance procedures, a copy of which can be obtained from Cindy Schwartz, or her successor.

(b) If the Executive: (i) wishes to obtain redress of any grievance relating to his employment; (ii) is dissatisfied with any reprimand, suspension or other disciplinary step taken by the company; or (iii) wishes to appeal any decision taken by the Company in relation to a disciplinary or grievance matter, the Executive should apply in writing to the COO in accordance with the grievance and/or disciplinary procedures.

9. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity which is a successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

10. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with English law and any dispute is subject to the exclusive jurisdiction of the English courts.

11. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party shall have specified by notice in writing to the other party):

(a)	If to the Company:

RHI Entertainment Limited

c/o RHI Entertainment, LLC

1325 Avenue of the Americas

New York, NY 10019

Attn: General Counsel

Fax Number: (212) 977-3917

with a copy to:

HEI Acquisition, LLC

c/o Kelso & Company

320 Park Avenue

New York, NY 10022

Attn: James Connors, General Counsel

Fax Number: (212) 751-3939

and a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4802

Attn: Bradd L. Williamson

Fax Number: (212) 751-4864

(b)	If to the Executive, at the address set forth on the signature page hereto.

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall amend and restate in its entirety that certain employment agreement between the Company and the Executive dated January 12, 2006 and shall supersede all undertakings or agreements, whether written or oral, previously entered into by the Executive and the Company or any predecessor thereto or affiliate thereof (including without limitation that certain employment agreement between Hallmark Entertainment Limited and the Executive entered into in 2002, as amended) with respect to the employment of the Executive by the Company. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

14. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chairman of the Board (or his delegate). By an instrument in writing similarly executed, the Executive or the Chairman of the Board (or his delegate) may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

15. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

16. Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “or” is used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

17. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this

Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

18. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any deductions, withholding or other taxes or charges which the Company is required or permitted by law to withhold under applicable law (including without limitation any such deductions in respect of income tax or national insurance contributions). The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

19. Employee Acknowledgement. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

20. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

21. Underwriting of Obligations. RHI Entertainment, LLC agrees to underwrite any obligations or liabilities incurred by RHI Entertainment Limited in relation to your employment with RHI Entertainment Limited or the termination of such employment. For the avoidance of doubt, in the event of RHI Entertainment Limited being wound up, made bankrupt or in any way ceasing to exist, RHI Entertainment, LLC shall assume responsibility for the obligations of RHI Entertainment Limited pursuant to this Agreement.

signature page follows

IN WITNESS WHEREOF, the parties have executed this Agreement on March 21, 2007.

COMPANY
By:	/s/ Peter von Gal
Its:

EXECUTIVE
By:	/s/ Joel Denton
Joel Denton

Residence Address:

Schedule

SICK PAY SCHEME

SCALE OF BENEFITS

Length of Service Completed at 1st January	Maximum Entitlement in Following Calendar Year
0 – 6 months’ service	See below*
6 – 12 months’ service	4 weeks Annual Base Salary
1 – 2 years’ service	6 weeks’ Annual Base Salary
2 – 5 years’ service	12 weeks’ Annual Base Salary
5 – 10 years’ service	16 weeks’ Annual Base Salary
10 years’ service and over	26 weeks’ Annual Base Salary

(In all cases, any entitlement to Employers’ Statutory Sick Pay (ESSP) will be offset against the above benefits. )

* Until a minimum of 6 months’ service has been completed by any January 1st, sick pay entitlement will accrue at the rate of 1.66 days per calendar month worked.

No sickness absence will normally be paid in the first 6 months’ of service.

Procedure Relating to All Sickness Absences

1.

On the first working day of any sickness absence, the employee must ensure that his Manager is contacted by his normal start time, stating the day on which the sickness started (including Saturday and Sunday if necessary), the details of the sickness and likely duration. Failure to do so may result in Company sick Pay being withheld and disciplinary action being taken.

2.	If the sickness persists beyond the original period notified, the employee must keep his Manager informed. Failure to do so may result in Company Sick Pay being withheld.
3.

On return to work, an interview will be held between the employee and his manager, and a Self-Certification form must be fully completed by the employee, signed by his Manager, together with a Medical Certificate if the absence is 8 days or more (included Saturdays and Sundays).

4.

In exceptional cases only, where an individual does not wish to declare the nature of his sickness to the Manager, the Manager will sign the form and the nature of the sickness may be discussed in confidence with a member of the Human Resources Department.

5.

Payment of salary will be authorized in accordance with the Company’s Sick Pay Scheme and/or Statutory Sick pay, provided his Manager is satisfied with all the details relating to the sickness. Employees will only be eligible for Company Sick Pay after completion of six months service. Details of an employee’s absence whilst sick will be kept by his Manager.

6.

ALL Company Sick Pay is discretionary. If at any time you are dissatisfied by the Company’s decision in connection with such pay, you have the right of appeal under the Company’s Grievance procedure or (in the event of Statutory Sick Pay being withheld) direct with the DSS. Details of the Company’s Grievance Procedure are available from the Human Resources Department.

7.	Any declaration of sickness that is found to be invalid will result in pay being withheld and disciplinary action will be taken, which could include summary dismissal for serious misconduct.
8.

Where the Company has a concern regarding the nature of any absence, the employee may be required to attend the Company’s appointed Doctor for a medical examination at the Company’s expense and the medical report will be considered by the Company.

9.

Obviously, for operational reasons, the Company cannot hold positions open indefinitely and, in cases of excessively prolonged or repetitive absence through sickness or injury, the Company reserves the right to terminate the employee’s employment and make permanent alternative arrangements.

10.

Any employee absence for three consecutive working days without notification may be considered to have terminated his employment. Before implementing this clause, the Company will make every reasonable effort to contact the employee.

11.

Sickness of 8 days or more (including Saturdays and Sundays) requires a supporting medical certificate for payment of Company or Statutory Sick Pay, and these certificates must be submitted to your Manager on a prompt and regular basis throughout any such absence.

12.

If you are repeatedly absent through sickness, even though your Manager has been notified, you will be counseled and warned of the possible consequences, including dismissal, even though the absences may be supported by medical certificates.